EFFICIENT MARKET ADVISORS, LLC
CODE OF ETHICS AND INSIDER TRADING POLICY
Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940 (Advisors Act), Efficient Market Advisors, LLC (EMA) has established an Insider Trading and Code of Ethics Policy.
1.	Policy
No access person (defined below), including investment advisors, may knowingly:

●	Trade on the basis of material, non-public information;
●	Tip material, non-public information to others who trade based upon such information;
●	Recommend the purchase or sale of securities based on material, non-public information;
●	Provide assistance to a person trading on the basis of material, non-public information;
●	Trade in securities of an issuer involved in a tender offer while in possession of material, non-public information; or
●	Misappropriate material, non-public information in a manner that breaches a fiduciary duty owed to someone.

2.	Key Terms:
Access Person(s). Any employee who has access to nonpublic information regarding any client purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
Material.  Information  about  an  issuer  of  securities  is  "material"  if  there  is  a  substantial likelihood  that  a reasonable investor  would consider  it important  in making  an  investment decision or if it could reasonably be expected to affect significantly the price of the issuer's securities.
Non -Public.  Information  about  an issuer  of  secunt1es  is  "non-public"  if  it  has  not  been disseminated in a manner making it readily available to investors. For example, information about the company's confidential plan to take over another company would not be public. If the same information was in a press release or reported in a newspaper, it would be public information.

Tipping.  A  person "tips"  material, non-public information to  another  when he  or  she  provides such  information  to  the  other  person  and  that  person  trades  in  securities  based  upon  that information. Both the "tipper" and "tippee" would be equally liable for committing insider trading (assuming that the tippee had knowledge that the information was non-public).
Misappropriation.    The SEC and courts have found persons who have certain fiduciary relationships with an issuer of securities to have engaged in insider trading when they misappropriate the information. Examples of such fiduciaries are accountants, attorneys, and investment bankers that provide services to the issuer. The fiduciary would be misappropriating the information if he or she were to trade in securities based upon material, non-public information obtained through its relationship with the issuer, or if they were to provide such information to others (i .e., tipping).
Security.  A security, for purposes of this Policy, does not include securities held in accounts over which the access person had no direct or indirect influence or control (i .e., mutual funds), and transactions effected pursuant to an automatic investment plan.
Tender Offer.   A  tender  offer  is  a  formal  offer   by  one   corporation  to  take  over  another corporation . The acquiring company makes a filing with the SEC regarding the tender offer. The SEC has adopted a rule that prohibits any person from trading in securities of the companies involved in the tender offer while in possession of material, non-public information about either company.
3.	Procedures
General Personal Security Transaction Policy
Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the pre-authorization policy set forth below.
Pre-Authorization for Personal Trades
Employees must have written clearance for all personal securities transactions before completing the transactions. EMA reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.
Generally, employees must complete EMA's Personal Trade Pre-Authorization Form, attached as Exhibit A. All pre-authorization requests must be submitted to EMA's Chief Compliance Officer (CCO).   Once pre-clearance is granted to an employee, such employee may only transact in that security for the remainder of the day. If the employee wishes to transact in the same security on the following or any other day, they must again obtain pre-clearance from the CCO.  Unless otherwise noted, no pre-authorization is required for transactions taking place in the exempted securities noted below.

Reporting
Initial Holdings Report. Every EMA  access person must  report  to the CCO, no later than  10 days  after  that person becomes  an access  person, the  information  required  by EMA's  Initial Holdings Report (attached as Exhibit B), which includes:
a.	The title, number of shares and principal amount of each Covered Security in which the access person had any direct or indirect Beneficial Ownership when the person became an access person;
b.
The name of any broker, dealer or bank with whom the access person  maintained  an account, including  securities, held for the direct or indirect benefit of the access person as of the date the person became an access person; and

c.	The date that the report is submitted by the access person.
Quarterly Reports. Every EMA access person  shall submit to the CCO, no later than  10 days after  the  end  of  each  calendar  quarter,  a  certification  and  acknowledgment  concerning  their securities  transactions for  the  quarter , attached as Exhibit  C. EMA  receives information from employees that is required to be recorded under Rule 204-2(a)(12) or Rule 204-2(a)(13) under the Advisers Act from employees' brokerage account statements.
Annual Reports. Every access person must submit EMA's Annual Account Holdings Report, attached as Exhibit D, to the CCO no later than 45 days after the end of each calendar year.
4.	Conflict of Interests
To avoid even the appearance of any conflict of interest in EMA's investment advisory dealings, an employee:
1.
May not seek or accept any gifts, favors, preferential treatment, or valuable consideration of any kind offered with a value in excess of $100 from any broker/dealer or other company or persons involved in the securities industry because of your association with EMA.

2.	May not release material nonpublic client personal information (except to those concerned with the transaction), until such information becomes publicly available.
3.	Must conduct their private transactions in such a way as not to conflict with the interest of EMA's clients.
4.	May not trade, either personally or on behalf of others, on material nonpublic information, or communicate material nonpublic information to others in violation of the law.

5.	Notification; Annual Certification
The CCO shall notify each EMA access person who may be required to make reports pursuant to this  Insider  Trading  Policy  and  Code  of  Ethics  that  such  person  is  subject  to reporting requirements and deliver a copy of this Insider Trading Policy and Code of Ethics to them.
1.	An employee/access person should contact the CCO if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.
2.	Each employee/access person must comply with the above-stated policies governing employee trading, including the pre-clearance of trades, the reporting of trades and security holdings and restrictions on trades under certain circumstances.
3.	If applicable, the CCO periodically will review employee/access person trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by EMA's advisory accounts and securities listed on "restricted" and "watch" lists).
6.	Information Blocking Devices
When one or more of EMA's employees/access persons receive material, nonpublic information about a company while serving on a creditors' committee or in any other capacity which, in the opinion of the CCO,   necessitates  information  blocking  devices  (e.g.,  a  Chinese  Wall),  no employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Employees/access persons and other employees and departments are in place.
Information blocking devices shall prohibit:
i.	The employee/access person(s) from discussing any material, non-public information with other employees unless they are also employees/access persons;
ii.	The employee/access person(s) from trading or recommending the trading of securities issued by the company which is the subject of the material , non-public information; and
iii.	Access by non-employees /access persons to any files, including computer files, containing the material, nonpublic information.
Restricted/Watch Lists
a.
At  their  discretion,  the  CCO  may  place  certain  securities  on  a  "restricted  list." Securities issued by companies about which a number of employees/access persons are expected regularly to have material non-public information, should generally be placed on the restricted list. Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.   The  CCO  shall  take  steps  to  immediately  inform   all  employees  of  the securities listed on the restricted list.

b.
At their discretion, the CCO may place certain securities on a "watch list." Securities issued  by  companies  about  which  a  limited  number  of employees/access  persons possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to the CCO and a limited number of other persons who are deemed to be necessary recipients of the list because of their roles in compliance.

7.	Employee Training/Education
All EMA employees shall be provided with a copy of this Policy. Periodically, EMA shall discuss these procedures and insider trading in general with its employees.
8.	Recordkeeping/Reports
a.	All documents and other records generated in connection with these procedures shall be maintained for a minimum of six (6) years;
b.	Periodically, the CCO shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures.

Revised 8.1.14